Stanton, Walker & Company
55 Harristown Road - 3rd Floor
Glen Rock, NJ 07452
Tel: (201) 689-8110 Fax: (201) 689-8142

Invoice No. 10/31/2005-2

INVOICE

Client

Name SoftNet Technology Corp
Address One Anderson Road - Suite 105
City Bernardsville State NJ ZIP 07924
Phone

Misc

Date 10/31/2005

Description	Fee
M & A Consultant's success fee for InsPara LOI and Definitive Agreement	2,045,454
M & A Consultant's success fee for CORD Consulting	66,666 registered shares of STTC common stock
Due: Five days from the above invoice date	
TOTAL	2,112,120 registered shares of STTC

Comments

Attn: Toni Morano

Office Use Only

Please issue the stock in equal quantities of 1,056,060 each to Richard P. Stanton and Richard H. Walker and forward them to the above Glen Rock, NJ address.